EXHIBIT 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

WW INTERNATIONAL, INC., which maintains its principal offices at 675 Avenue of the Americas, New York, NY 10010 (“Company”), and Gail Tifford (“you,” “your,” or “yourself”), with the intent to buy peace from future claims, enter into this Separation Agreement and General Release (“Agreement”) as follows:

1.Last Day of Employment/Execution of Agreement.  Your last day of employment with the Company shall be on September 10, 2021 (the “Termination Date”).  You also agree that you shall effectively resign from any Board position with the Company or any of the other Releasees (as defined below) as of the Termination Date, and shall execute any documents to effectuate any and all such resignations as requested by the Company.  This Agreement shall not become effective or enforceable unless and until: (a) it is signed by both parties; (b) you executive a Supplemental Release (as referenced in Section 6(c) below and attached hereto as Attachment A) on or after the Termination Date; and (c) you do not revoke this Agreement pursuant to Section 16 below or your Supplemental Release pursuant to its terms.  The effective date of this Agreement (“Effective Date”) shall be the day after the seven-day revocation period referenced in the Supplemental Release expires (assuming you have not otherwise revoked the Agreement prior to such time).

2.Separation Benefits.  Provided that you timely sign (and do not timely revoke) this Agreement, and you otherwise satisfy your obligations as set forth in this Agreement, the Company will provide you with the following benefits (the “Separation Benefits”):

(a)Salary Continuation:  While no longer an employee, you will continue to receive your current bi-weekly salary payments, less all applicable withholdings and standard deductions, for an additional 52 weeks from the Termination Date through September 9, 2022 (the “Salary Continuation Period”).  The salary payments received throughout the Salary Continuation Period will be included on an applicable W-2 Form issued by the Company;

(b)COBRA Payments:  If you participate in the Company’s group health insurance and timely and properly elect to receive continued coverage for you and any eligible dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall continue to pay for the employer portion pay of your premiums through the end of the Salary Continuation Period (i.e., through September 2022).  You shall continue to be responsible for the employee portion of your premiums during the Salary Continuation Period, and for the entire premium for any COBRA coverage you elect to receive after the termination of Salary Continuation Period;

(c)One-Time Cash Payment:  In further consideration for you agreeing to enter into, and complying strictly with, the noncompetition and nonsolicitation provisions set forth in Section 9(c) below, you shall also receive a one-time lump sum cash payment (“One-Time Cash Payment”) in the amount of $800,000, to be paid in two equal installments of $400,000, with the first installment to be paid within 30 days of the Effective Date of the Agreement, and the second installment to be paid on or about January 31, 2022.  This One-Time Cash Payment is expressly conditioned on your full compliance with Section 9(c) below, will be subject to all applicable withholdings and standard deductions, and shall be included on an applicable W-2 Form issued by the Company; and

(d)Outplacement Services:  You shall be eligible to receive nine (9) months of outplacement services from Challenger, Gray, & Christmas, Inc. at no cost to you.

In the event you obtain subsequent employment at any point during the Salary Continuation Period, you shall immediately notify the Company in writing of: (i) the name, address, and telephone number of your new employer, (ii) your job title, (iii) your start date, (iv) your salary rate (or, alternatively, a statement that your new salary rate is the same or higher than your last salary rate at the Company as of the

Termination Date); and (v) whether you are eligible to enroll in your new employer’s health insurance plan and, if so, the effective date of such eligibility. Upon the commencement of such subsequent employment, your bi-weekly salary continuation payments referenced in Section 2(a) above shall be reduced by the amount of your bi-weekly salary earnings in your new employment. In the event you obtain a subsequent position with the same or higher base salary rate than your salary rate at the Company as of the Termination Date, you shall immediately cease receiving the salary continuation payments listed in Section 2(a) above.  The salary continuation payments referenced in Section 2(a) above shall also be subject to reduction for any payments received under any other Company benefit plan (e.g., long-term disability) during the course of the Salary Continuation Period. In the event you are eligible to enroll in your new employer’s health insurance plan, you shall no longer receive the COBRA benefits referenced in Section 2(b) above, effective the first month of eligibility in your new employer’s health insurance plan.  Notwithstanding the foregoing, you will not be subject to the reduction/elimination of your bi-weekly salary payments during the Salary Continuation Period in the event you are retained by a third party or entity solely to provide services as a consultant or independent contractor, and are not hired as an employee of any such third party or entity, provided you comply with all of the other terms and conditions of this Agreement and are not in violation of your other obligations toward the Company.

3.No Consideration Absent Execution of this Agreement.  You understand and agree that the payments specified in Section 2 above would neither be paid nor provided but for the execution (and non-revocation) of this Agreement and the complete fulfillment of the promises contained herein. You understand and agree that such payments are in lieu of any other consideration, if any, you may otherwise be entitled to as of the Termination Date under any agreement or arrangement with the Company or any Company policy.

4.No Other Compensation or Benefits.  You affirm that you have been paid in full for all hours worked as of the date of your execution of this Agreement and have been paid or have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which you may be entitled.  You therefore agree that you have no entitlement to any compensation, bonus, severance pay, vacation pay or other benefits, damages, attorneys’ fees or costs from the Company, except as specifically provided in this Agreement, and that you will not bring any action contrary to this understanding.

5.No Additional Claims.  You affirm that you have neither filed, nor caused to be filed, and presently are not a party to, any claim, complaint, or action against the Company in any forum.  You further affirm that you have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers or employees, including any allegations of corporate fraud.  You furthermore affirm that you have no known workplace injuries or occupational diseases for which a claim could be made or benefits or other relief could be obtained and/or have not been improperly denied any leave requested under the Family and Medical Leave Act.

6.General Release of Claims.

(a)You, on behalf of yourself and your present and/or former heirs, beneficiaries, executors, creditors, dependents, spouse(s), administrators, attorneys, representatives and agents, successors, and assigns, knowingly and voluntarily release and forever discharge, indemnify and hold harmless the Company and all of its present or former parent corporations, affiliates, subsidiaries, divisions, successors and assigns, including but not limited to WW North America Holdings, LLC. and ww.com, and all of their respective current and former owners, shareholders, insurers, attorneys, benefit plans, plan administrators, employees, officers, directors, representatives and agents thereof (collectively, the “Releasees”), jointly and individually, of and from any and all claims, known and unknown, you have or may have against any or all of the Releasees from the beginning of time through the date of your execution of this Agreement to the fullest extent permitted by law, including, but not limited to, any claims: (a) arising out of, or in any way related to, your employment with the Company, or the termination thereof; (b) arising out of, or in any way related to, any federal, state, or local law or regulation prohibiting discrimination, harassment, and/or retaliation on the basis of age, race, color, religion, disability, sex, national origin, citizenship or any other protected class, or engaging in any protected activity relating to such laws, including but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, the Americans With Disabilities Act, the Family Medical Leave Act, the Workers Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, the Fair Credit Reporting Act, the Fair Labor Standards Act, the New York Executive Law, the New York State Human Rights Law, the New York State Constitution, the New York Labor Law, the New York Paid Family Leave Law, the New York Civil Rights Law, the New York City Human Rights Law, and the New York City Administrative Code; the Massachusetts Law Against Discrimination, G.L. c. 151 B; the Massachusetts Wage Payment Statute, G.L. c. 149, § §148, 148A, 148B, 149, 150, 150A-150C, 151, 152, 152A, et seq.; the Massachusetts Wage and hour laws, G.L. c. 151§1A et seq.; the New Jersey Conscientious Employee Protection Act; the New Jersey Law Against Discrimination; the West Virginia Human Rights Act; and the Minnesota Human Rights Act; (c) arising out of, or in any way related to, any other federal, state or local law or regulation dealing with employment or benefits, or concerning any other matter whatsoever; (d) based in contract, tort or public policy; (e) for attorneys’ fees or litigation expenses; and (f) arising out of, or in any way related to, any transactions, occurrences, acts, statements, disclosures, or omissions occurring prior to the date you executed this Agreement.

(b)California Waiver of California Civil Code § 1542.  If you worked or reside in California, to effect a full and complete release as described above, you expressly waive and relinquish all rights and benefits of §1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance and consequence of specifically waiving §1542, which states:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release~~,~~ and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Thus, notwithstanding the provisions of section 1542, and to implement a full and complete release and discharge of the Releasees, you expressly acknowledge this Agreement is intended to include in its effect, without limitation, all claims you do not know or suspect to exist in your favor at the time of signing this Agreement, and that this Agreement contemplates the extinguishment of any such claims. You warrant that you have read this Agreement, including this waiver of California Civil Code section 1542, and that you have consulted with or had the opportunity to consult with counsel of your choosing about whether to sign this Agreement and specifically about the waiver of section 1542, and that you understand this Agreement and the section 1542 waiver, and so you freely and knowingly enter into this Agreement. You further acknowledge that you later may discover facts different from or in addition to those you now know or believe to be true regarding the matters released or described in this Agreement, and even so you agree that the releases and agreements contained in this Agreement shall remain effective in all respects notwithstanding any later discovery of any different or additional facts. You expressly assume any and all risk of any mistake in connection with the true facts involved in the matters, disputes, or controversies released or described in this Agreement or with regard to any facts now unknown to you relating thereto.

(c)As a condition to the validity and enforceability of this Agreement, and to your entitlement to the Separation Benefits identified in Section 2 above, you agree to execute a Supplemental Release, attached hereto as Attachment A, on or after the Termination Date.

7.Notice of Participation in Third Party Actions.  If you are required by subpoena, court order, or other legal process to provide testimony or documents in any lawsuit, arbitration, administrative proceeding, or governmental investigation or audit brought against any of the Releasees, you will give immediate notice to the Company, by e-mail to Seth Kaplan, Senior Vice President, Legal and People, WW International, Inc., at [        ], as well as by telephone at [        ], as soon as possible and in no event less than five (5) business days prior to the date of your required compliance with any such subpoena or other legal process in order to allow the Company an opportunity to make a motion to quash or to otherwise oppose such process.

8.Non-Disparagement.  You agree that you shall not make, issue or authorize any disparaging, critical or otherwise negative statements regarding any of the Releasees, whether orally or in writing, to any individual, entity or party whatsoever, or post any such statements on any online forum or website.

9.Confidentiality, Noncompetition and Nonsolicitation.

a)You agree and promise that you have not disclosed, and will not disclose, either directly or indirectly, in any manner whatsoever, except to members of your immediate family, attorney or accountant, any information regarding the existence or terms of this Agreement, to any person or entity whatsoever including, but not limited to, members of the press or media, present and former officers, employees and agents of the Company or any previous, future or prospective employer, and other members of the public, except as may be required by law.

b)You agree not to use, disclose to others, or permit anyone access to any of Company's trade secrets or confidential or proprietary information (collectively, “Confidential Information”), subject to the provisions provided below.  In addition, if applicable, you acknowledge and confirm that, among other provisions, any previously executed confidentiality agreements shall remain in full force and effect.

c)You agree that, in consideration for the benefits being provided under this Agreement, you shall not, without the Company’s prior written consent, either directly or indirectly:       (i) engage in, be employed by, act as a consultant for or have a financial interest in any business engaged in the Company Business (as defined below) at any time during the Salary Continuation Period; or        (ii) solicit or offer employment to any person who is either a current or former employee of the Company or any of the other Releasees for a period of two (2) years following your Termination Date, unless the person has not been employed by the Company or any of the Releasees for at least 12 months prior to any such solicitation.  For the purposes of this Agreement, the term “Company Business” shall mean any business with a primary focus in either: (1) weight loss or weight management programs, services and/or other similar activities, including but not limited to, the business of creating, developing, marketing, maintaining and/or managing an electronic, digital, internet, web-based or other similar digital or electronic media business related to weight loss or weight management programs, services and/or other similar activities (either free or on a subscription basis); or (2) behavioral change management toward healthy eating.  It is agreed and understood that the provisions of this Section 9(c) shall preempt and supersede any prior noncompetition and/or nonsolicitation agreements between the Company and you.

d)Nothing in this Agreement shall prohibit or impede you from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law.  You need not obtain the prior authorization of, or to give notice to, the Company regarding any such communication or disclosure.  Moreover, if you worked for the Company or reside in California, nothing in this Agreement prohibits or prevents you from testifying in any administrative, legislative, or judicial proceeding concerning alleged criminal conduct or sexual harassment on the part of the Company or any agents or employees of the Company, when you have been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or state legislature.

e)You understand and acknowledge that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  You understand and acknowledge further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

f)Notwithstanding the foregoing, under no circumstance will you be authorized to disclose any information covered by the Company’s attorney-client privilege or the Company’s attorney work product: (i) without the prior written consent of the Company’s General Counsel or other officer designated by the Company, or (ii) unless such disclosure of that information would otherwise be permitted pursuant to 17 CFR 205.3(d)(2), applicable state attorney conduct rules, or otherwise under applicable law or court order.

10.Return of Company Property and Confidential Information.  You affirm that, as of your date of execution of this Agreement, you have returned, and/or will return, all Company property, documents, and/or any Confidential Information in your possession or control.  You acknowledge that your entitlement to the Separation Benefits set forth in Section 2 above is expressly contingent upon all Confidential Information and Company property being returned in a timely manner.

11.Remedies.  In addition to receiving any other remedies provided by law or in equity, if the Company prevails in any action against you for your alleged violation of the terms of Sections 7, 8 and/or 9, you shall be required to: (i) return and/or reimburse the Company for the payments referenced in Section 2 above in full (less $100); and (ii) pay the Company’s reasonable attorneys’ fees and costs incurred in obtaining such a judgment.  Under such circumstances, it is agreed and understood that this Agreement, including but not limited to the release provision set forth in Section 6 above, shall remain in full force and effect.

12.Neutral Reference.  The Company agrees that, in response to any employment and reference inquiries by a third party regarding your employment with the Company, it shall provide only: (i) the dates that you were employed with the Company; (ii) the position(s) you held with the Company; and (iii) with your authorization, your salary history with the Company.

13.Non-Admission of Wrongdoing.  Neither this Agreement, nor anything contained in it, shall constitute, or shall be used as, an admission by the Company of any liability or wrongdoing whatsoever, including but not limited to, any violation of any federal, state, local, or common laws, ordinances, or regulations.  Neither this Agreement, nor anything contained in it, shall be introduced in any proceeding except to enforce the terms of this Agreement or to defend against any claim relating to the subject matter of the releases contained herein.  Such introduction under these exceptions shall be pursuant to an appropriate order protecting its confidentiality.

14.Arbitration of Disputes or Claims.  To the extent that any dispute arises out of or relating to this Agreement and to the extent that any party to this Agreement wishes to pursue any claims relating to your employment, your separation, or any claimed breach of this Agreement, you and the Company hereby agree to resolve any such disputes or claims exclusively through binding arbitration before JAMS in New York City to the fullest extent permitted by applicable law.  The parties further agree that any claims or issues between the parties to this Agreement will be arbitrated on an individual basis and not as part of any group, class, or collective arbitration action.  The parties further agree that any issue or dispute pertaining to the threshold question of whether a dispute, claim, or issue is subject to arbitration, that is, whether there is an agreement by the parties to arbitrate or not, will be decided by a state or federal court in New York City and not by an arbitrator.  In any such dispute, this Agreement shall be governed and conformed in accordance with the laws of the State of New York without regard to its conflict or choice of law provisions.

15.Amendment.  This Agreement may not be modified, altered or changed except by a written document signed by all parties.

16.Knowing and Voluntary Agreement.  You expressly recognize and agree that, by entering into this Agreement, you are waiving any and all rights or claims that you may have arising under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, which have arisen on or before the date of your execution of this Agreement.  You are hereby advised to consult with an attorney of your choice prior to executing this Agreement.  By your signature below, you understand and agree that:

a)	You have been provided a period of at least forty-five (45) full calendar days within which to consider this Agreement before executing it;
b)	You are free to sign and deliver this Agreement in less than 45 days if you wish;
c)

Following the date of your execution of this Agreement, you will have seven (7) full calendar days within which to revoke it.  Any such revocation must be in writing and received by Seth Kaplan, Senior Vice President, Legal and People, by e-mail at [        ] on or before the end of the seventh (7th) day after you initially signed the Agreement in order to be valid.  If you are a resident of Minnesota, you will have a fifteen (15) day revocation period.  If you exercise your right of revocation in a timely manner as set forth above, your employment termination will remain in effect; however, you will not be entitled to the Separation Benefits offered herein;

d)	You have carefully read and fully understand all of the provisions of this Agreement and have been advised to consult with legal counsel prior to executing this Agreement;
e)	You are, through this Agreement, releasing the Company from any and all claims you may have against the Company, consistent with the terms of this Agreement;
f)	You knowingly and voluntarily agree to all of the terms set forth in this Agreement; and
g)	You knowingly and voluntarily intend to be legally bound by the terms set forth in this Agreement.

17.Employee Information Disclosure.  In Attachment B of this Agreement, which is hereby incorporated by reference, you are being given the following information as required by the Older Workers Benefit Protection Act:  (i) a description of the group of individuals who the Company is terminating and is offering separation benefits in exchange for a release of claims; (ii) the eligibility factors for inclusion in that group; (iii) the time limits, if any, applicable to the separation benefits offer; (iv) the job titles and ages of all individuals who the Company is terminating and is offering separation benefits in exchange for a release of claims; and (v) the job titles and ages of all individuals who the Company is not terminating, but who were in the same job classifications or organizational unit as any individual covered in the group described in (iv).

18.Entire Agreement.  This Agreement constitutes and contains the entire agreement between the parties, and supersedes and replaces all prior negotiations and all agreements, proposed or otherwise, written or oral, concerning the subject matter hereof.  You have not relied on any representations, promises, or agreements of any kind in connection with your decision to accept this Agreement, except for those set forth in this Agreement. This is an integrated document.

19.Severability.  With the exception of Section 6 above, if any provision of this Agreement or the application thereof is held invalid, such invalidation shall not affect the other provisions or applications of this Agreement, and to this end the provisions of this Agreement are declared to be severable.  In the event Section 6 is held unenforceable by a court of competent jurisdiction, the Company’s obligations under Section 2 shall be null and void, and you shall be liable for the return and/or reimbursement of the payments listed therein.

20.Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and each of which shall together constitute a single agreement.

21.Acknowledgments.  You acknowledge that you: (a) have carefully read this Agreement; (b) have been advised to, and have had an opportunity to, review this Agreement with an attorney of your choice; (c) understand all of the terms of this Agreement; (d) have not relied upon any representation or statement, written or oral, not set forth in this Agreement; and (e) have knowingly and voluntarily executed this Agreement.

/s/ Gail Tifford	8/22/21
Gail Tifford	Date

/s/ Kim Seymour	8/22/21
Kim Seymour	Date
Chief People Officer
WW International, Inc.

ATTACHMENT A

SUPPLEMENTAL RELEASE

In connection with the Separation Agreement and General Release (“Agreement”) previously executed with WW International Inc. (“Company”), Gail Tifford (“you” “your” and/or “yourself”) hereby acknowledges and agrees as follows in this supplemental release (“Supplemental Release”):

1.	General Release.
a.

You, on behalf of yourself and your present and/or former heirs, beneficiaries, executors, creditors, dependents, spouse(s), administrators, attorneys, representatives and agents, successors, and assigns, knowingly and voluntarily release and forever discharge, indemnify and hold harmless the Company and all of its present or former parent corporations, affiliates, subsidiaries, divisions, successors and assigns, including but not limited to WW North America Holdings, LLC. and ww.com, and all of their respective current and former owners, shareholders, insurers, attorneys, benefit plans, plan administrators, employees, officers, directors, representatives and agents thereof, (collectively, the “Releasees”), of and from any and all claims, known and unknown, you have or may have against any or all of the Releasees from the beginning of time through the date of your execution of this Supplemental Release to the fullest extent permitted by law, including, but not limited to, any claims: (a) arising out of, or in any way related to, your employment with the Company, or the termination thereof; (b) arising out of, or in any way related to, any federal, state, or local law or regulation prohibiting discrimination, harassment, and/or retaliation on the basis of age, race, color, religion, disability, sex, national origin, citizenship or any other protected class, or engaging in any protected activity relating to such laws, including but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, the Americans With Disabilities Act, the Family Medical Leave Act, the Workers Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, the Fair Credit Reporting Act, the Fair Labor Standards Act, the New York Executive Law, the New York State Human Rights Law, the New York State Constitution, the New York Labor Law, the New York Paid Family Leave Law, the New York Civil Rights Law, the New York City Human Rights Law, and the New York City Administrative Code; the Massachusetts Law Against Discrimination, G.L. c. 151 B; the Massachusetts Wage Payment Statute, G.L. c. 149, § §148, 148A, 148B, 149, 150, 150A-150C, 151, 152, 152A, et seq.; the Massachusetts Wage and hour laws, G.L. c. 151§1A et seq.; the New Jersey Conscientious Employee Protection Act; the New Jersey Law Against Discrimination; the West Virginia Human Rights Act; and the Minnesota Human Rights Act; (c) arising out of, or in any way related to, any other federal, state or local law or regulation dealing with employment or benefits, or concerning any other matter

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whatsoever; (d) based in contract, tort or public policy; (e) for attorneys’ fees or litigation expenses; and (f) arising out of, or in any way related to, any transactions, occurrences, acts, statements, disclosures, or omissions occurring prior to the date you executed this Supplemental Release.

b.

California Waiver of California Civil Code § 1542.  If you worked or reside in California, to effect a full and complete release as described above, you expressly waive and relinquish all rights and benefits of §1542 of the Civil Code of the

State of California, and do so understanding and acknowledging the significance and consequence of specifically waiving §1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE~~,~~ AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Thus, notwithstanding the provisions of section 1542, and to implement a full and complete release and discharge of the Releasees, you expressly acknowledge this Agreement is intended to include in its effect, without limitation, all claims you do not know or suspect to exist in your favor at the time of signing this Agreement, and that this Agreement contemplates the extinguishment of any such claims. You warrant that you have read this Agreement, including this waiver of California Civil Code section 1542, and that you have consulted with or had the opportunity to consult with counsel of your choosing about whether to sign this Agreement and specifically about the waiver of section 1542, and that you understand this Agreement and the section 1542 waiver, and so you freely and knowingly enter into this Agreement. You further acknowledge that you later may discover facts different from or in addition to those you now know or believe to be true regarding the matters released or described in this Agreement, and even so you agree that the releases and agreements contained in this Agreement shall remain effective in all respects notwithstanding any later discovery of any different or additional facts. You expressly assume any and all risk of any mistake in connection with the true facts involved in the matters, disputes, or controversies released or described in this Agreement or with regard to any facts now unknown to you relating thereto.

2.

Reaffirmation of Agreement.  You acknowledge and agree that you continue to be bound by all of the provisions set forth in the Agreement, and that (subject to the revocation period set forth below) the Agreement hereby is, and shall continue to be, in full force and effect.  Your further acknowledge and agree that you are executing this Supplemental Release in consideration of, and in order to be entitled to, the Separation Benefits as set forth in Section 2 of the

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Agreement.  In this regard, you acknowledge and agree that your entitlement to these benefits is expressly conditioned on your execution of this Supplemental Release on or after your Termination Date (as defined in the Agreement).

3.

Execution and Revocation.   Pursuant to the Older Workers Benefit Protection Act, you shall have at least forty-five (45) calendar days to review and to consider executing this Supplemental Release.  If you execute this Supplemental Release, you may revoke it at any time during the seven (7) calendar days following the day you signed it.  Any revocation within this period will not only revoke the Supplemental Release but the entire Agreement as well.  Any revocation within this period must be submitted, in writing, to Seth Kaplan, Senior Vice President, Legal & People, WW International, Inc. and state, “I hereby revoke my acceptance of our Separation Agreement and General Release, and my Supplemental Release.” The revocation must be personally delivered or e-mailed  [        ] to Seth Kaplan, Senior Vice President, Legal & People, WW International, Inc. 675 Avenue of the Americas, New York, New York 10010, such that it is received within seven (7) calendar days of your execution of this Supplemental Release.  If the last day of the revocation period is a Saturday, Sunday, or legal holiday in New York State, the revocation period shall not expire until the end of the following business day which is not a Saturday, Sunday, or legal holiday.  You are hereby advised to consult with an attorney of your choice prior to executing this Supplemental Release.

4.

Execution Date.  You acknowledge and agree that you are executing this Supplemental Release on or after your Termination Date, which is defined in your Agreement as September 1, 2021.  You acknowledge and agree that the Agreement shall not be effective, and you shall not be entitled to the Separation Benefits set forth in the Agreement, unless you execute this Supplemental Release on or after the Termination Date.

5.

Acknowledgments.  You acknowledge that you: (a) have carefully read this Supplemental Release; (b) have been advised to, and have had an opportunity to, review this Supplemental Release with an attorney of your choice; (c) understand all of the terms of this Supplemental Release; (d) have not relied upon any representation or statement, written or oral, not set forth in this Supplemental Release; and (e) have knowingly and voluntarily executed this Supplemental Release.

/s/ Gail Tifford	9/21/21
Gail Tifford	Date

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